UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
March 9, 2010 (March 8, 2010)
Commission File No. 001-34269

SHARPS COMPLIANCE CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware (State Or Other Jurisdiction Of Incorporation Or Organization)	74-2657168 (IRS Employer Identification No.)

9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address Of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On March 8, 2010, Sharps Compliance, Inc. (a wholly-owned subsidiary of Sharps Compliance Corp., herein referred to as the “Company”)  executed  an amendment (the “Amendment”) to the  Lease Agreement with Warehouse Associates Corporate Centre Kirby II, Ltd (the "Landlord") originally dated July 12, 2006 (the “Lease”). The Amendment provides for an extension of the current Lease from  September 30 , 2011 to February 28, 2015 with no other material changes to the terms and conditions of the Lease. The extension of the lease was necessary due to the current construction project at the Company’s Corporate headquarters located at 9229 Kirby Drive in Houston, Texas (“Corporate Office”) as described below.

In December 2009, the Company moved its Houston-based operations function from the Corporate Office (operations occupied approximately one half of the 18,231 square feet facility) to an approximate 60,000 square foot facility located at Reed Rd in Houston, Texas. This move was necessary to facilitate the current and expected growth of the Company’s business and corresponding operations.

The Company is currently building out the approximate 10,000 square feet of space at the Corporate Office (previously occupied by the operations function) to facilitate additional offices (administrative and sales-related), an outbound call center and expanded customer service operations. The cost of the corresponding leasehold build out is approximately $450,000 and is expected to be completed in mid-April 2010.

There is no material relationship between the Company, or any of its affiliates, and the landlord, or any of its affiliates, other than the contractual relationship under the corresponding lease agreements.

The description of the above noted  lease is qualified in its entirety by reference to the agreement  filed as Exhibit 10.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Second Amendment to Lease Agreement between Sharps Compliance, Inc. and Warehouse Associates Corporate Centre Kirby II, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2010	SHARPS COMPLIANCE CORP. By: /s/ David P. Tusa Executive Vice President, Chief Financial Officer and Business Development